Exhibit 19
ANALOG DEVICES, INC.

Insider Trading Policy

1.BACKGROUND AND PURPOSE

1.1Why Have We Adopted This Policy?

The federal securities laws prohibit any member of the Board of Directors (a “Director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), an “executive officer”) or employee of Analog Devices, Inc. (together with its subsidiaries, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

▪prevent inadvertent violations of the insider trading laws;

▪avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;

▪promote compliance with the Company's obligation to publicly disclose information related to its insider trading policies and procedures and the use of certain trading arrangements by Company insiders;

▪avoid the appearance of impropriety on the part of those employed by, or associated with, the Company;

▪protect the Company from controlling person liability; and

▪protect the reputation of the Company, its Directors and its employees.

As detailed below, this policy applies to family members and certain other individuals and entities with whom Directors and employees have relationships. While the provisions in Sections 2 and 3 of this policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

1.2What Type of Information is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable shareholder would consider the information important in making an investment decision with respect to the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable shareholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

▪the Company’s revenues or earnings;

▪a significant merger or acquisition involving the Company;

▪a change in control of the Company;

▪a significant change in the management or the Board of Directors of the Company;

▪the public or private sale of a significant amount of securities of the Company;

▪the public offering of debt or equity securities;

▪the Company’s decision to commence, modify or terminate the payment of cash dividends;

▪the establishment of a program to repurchase securities of the Company;

▪a change in the Company’s debt ratings;

▪a stock split;

▪a default on outstanding debt of the Company or a bankruptcy filing;

▪pending or threatened significant litigation, or the resolution of such litigation;

▪a new product release or a significant development, invention or discovery;

▪the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, business partners or suppliers;

▪a significant cybersecurity incident or investigation of a potential such incident;

▪a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or

▪a change in or disagreement (within the meaning of Item 304 of Regulation S-K) with the Company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

1.3When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10- K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES

2.1Covered Persons. This Section 2 applies to the following individuals and entities (collectively, “Covered Persons”):

▪all Directors;

▪all employees;

▪all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee and any other person who shares the same address as the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by this policy); and

▪all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above Covered Persons, unless the entity has implemented policies or procedures designed to ensure that such Covered Person cannot influence transactions by the entity involving Company securities.

2.2Prohibition on Trading While Aware of Material Nonpublic Information.

(a)Prohibited Activities. Except as provided in Section 4, no Covered Person may:

purchase, sell or gift any securities of the Company while such Covered Person is aware of any material nonpublic information concerning the Company or recommend doing so to someone else;

tip or otherwise disclose to someone else any material nonpublic information concerning the Company if the recipient may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;

purchase, sell or gift any securities of another company while such Covered Person is aware of any material nonpublic information concerning such other company which such Covered Person learned in the course of service as a Director or employee of the Company or recommend doing so to someone else; or

tip or otherwise disclose to someone else any material nonpublic information concerning another company which such Covered Person learned in the course of service as a Director or employee of the Company if the recipient may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

(b)Application of Policy After Cessation of Service. If an individual or entity ceases to be a Covered Person at a time when such individual or entity is aware of material nonpublic information concerning the Company, the prohibitions on purchasing, selling and gifting of Company securities in Section 2.2(a) shall continue to apply until that information has become public or is no longer material.

2.3Prohibition on Pledges. No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan, except to the extent approved prior to the approval of this Insider Trading Policy by the Board of Directors of the Company.

2.4Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No Covered Person may engage in any of the following types of transactions with respect to Company securities:

▪short sales, including short sales “against the box”; or

▪purchases or sales of puts, calls or other derivative securities; or

▪purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.

3.ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES

3.1Further Restricted Insiders. This Section 3 applies to the following Covered Persons, who are subject to certain additional restrictions as set forth herein (collectively, “Further Restricted Insiders”):

▪all Directors;

▪all executive officers;

▪such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being subject to this Section 3 (the “Designated Employees”);

▪all family members of Directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee and any other person who shares the same address as the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by this policy); and

▪all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above Further Restricted Insiders, unless the entity has implemented policies or procedures designed to ensure that such Further Restricted Insider cannot influence transactions by the entity involving Company securities.

3.2Blackout Periods.

(a)Quarterly Blackout Periods. Except as provided in Section 4, no Further Restricted Insider may purchase, sell or gift any securities of the Company during the period beginning three weeks prior to the end of each fiscal quarter and ending upon the completion of the one full trading day, or such longer period as determined by the Chief Legal Officer, Chief Financial Officer or Associate General Counsel, Corporate, Securities and M&A, after the public announcement of earnings for such quarter (a “quarterly blackout period”).

(b)Special Blackout Periods. The Company may from time to time notify Directors, executive officers and other specified employees that an additional blackout period (a “special blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no person who is notified of a special blackout period may purchase, sell or gift any securities of the Company during such special blackout period or inform anyone else that a special blackout period is in effect. (In this policy, quarterly blackout periods and special blackout periods are each referred to as a “blackout period.”)

(c)Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a Further Restricted Insider is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.

3.3Notice and Pre-Clearance of Transactions.

(a)Pre-Transaction Clearance. No Director, executive officer or such other employee designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer as being subject to this Section 3.3 (a “Pre-Clearance Person”) may purchase, sell, gift, transfer, or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 4, unless such Pre-Clearance Person pre-clears the transaction with any two of the following: Chief Legal Officer, Chief Financial Officer or Associate General Counsel, Corporate, Securities and M&A. Subject to the above requirements in this Section 3.3(a), neither the Chief Legal Officer nor the Chief Financial Officer shall be permitted to pre-clear his or her own transactions. A request for pre-clearance shall be made at least two trading days prior to the intended transaction and in accordance with any additional procedures established by the Chief Legal Officer. Requests submitted after 4:00 p.m. eastern time on a weekday, on a weekend or during a Company holiday or closure will be processed on the next trading day. The Chief Legal Officer, Chief Financial Officer and Associate General Counsel, Corporate, Securities and M&A shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the Chief Legal Officer, Chief Financial Officer or Associate General Counsel, Corporate, Securities and M&A. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five-business-day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

(b)Post-Transaction Notice. Each Further Restricted Insider who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Legal Officer (or his or her designee) of the occurrence of any purchase, sale, gift, transfer, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Further Restricted Insider, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) (and if so, the date of adoption of such contract, instruction or written plan) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

(c)Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, gift, transfer, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.EXCEPTIONS.

4.1Exceptions. The prohibitions in Sections 2.2(a) and 3.2 on purchasing, selling and gifting of Company securities do not apply to:

•exercises of stock options or other equity awards that would otherwise expire or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Covered Person is aware of material nonpublic information or during an applicable blackout period;

•acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the Covered Person is aware of material nonpublic information or during an applicable blackout period;

•other purchases of securities from the Company (including purchases under the Company’s Employee Stock Purchase Plan pursuant to standing instructions, in a form approved by the Company) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above;

•bona fide gifts either to other Covered Persons or that are approved in advance by the Company; and

•purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”); provided such trading plan: (1) is in writing; and (2) was submitted to the Company for review prior to its adoption; and

•purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.

4.2Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

4.3Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any Covered Person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

5.REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with the service of such person as a Director or officer of the Company, except as permitted by Regulation BTR.

6.PENALTIES FOR VIOLATION

6.1Penalties. Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

6.2Reporting. Any employee, executive officer or Director who knows or believes that someone has violated this Policy should report such information to the Chief Legal Officer, by email to the Compliance team at ethics.compliance@analog.com, or to the Company’s anonymous hotline at analog.ethicspoint.com or 800-381-6302 (United States) or 4008811475 (China). Callers in other locations can find their direct dial information at analog.ethicspoint.com.

7.COMPANY ASSISTANCE AND EDUCATION

7.1Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

7.2Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

7.3Limitation on Liability. None of the Company, the Chief Legal Officer, Chief Financial Officer, Associate General Counsel, Corporate, Securities and M&A or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of a trading plan pursuant to Section 4.1, none of the Company, the Chief Legal Officer, Chief Financial Officer, Associate General Counsel, Corporate, Securities and M&A or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.

Adopted by the Board of Directors of the Company on December 12, 2023.